EXHIBIT 99.1

Gencor Industries, Inc. Announces Transfer of Common Stock listing to the NYSE American

ORLANDO, July 19, 2022 (GLOBE NEWSWIRE) – Gencor Industries, Inc. (the “Company”) (NASDAQ: GENC) today announced that it is transferring the listing of its common stock, $0.10 per share par value (the “Common Stock”), to the New York Stock Exchange American (“NYSE American”) from the NASDAQ Global Market (“NASDAQ”). The Company expects that listing and trading of its Common Stock on NASDAQ will end at market close on July 29, 2022 and that trading will commence on the NYSE American at the market open on August 1, 2022 under its current ticker symbol ‘GENC’.

ABOUT GENCOR INDUSTRIES, INC.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials and environmental control machinery and equipment used in a variety of applications.